TIDAL ETF TRUST 485BPOS

Exhibit 99.(xii)(1)

FIRST AMENDMENT TO THE

INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of June 17, 2022, to the Investment Advisory Agreement dated as of June 1, 2021 (the “Agreement”), entered into by and between TIDAL ETF TRUST (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and TOROSO INVESTMENTS, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Schedule A to the Agreement to: (i) incorporate a change in the name of the iClima Distributed Smart Energy ETF (formerly the iClima Distributed Renewable Energy Transition Leaders ETF) to the SoFi Smart Energy ETF; (ii) reduce the Advisory Fee for the SoFi Smart Energy ETF; and (iii) remove the iClima Climate Change Solutions ETF (formerly the iClima Global Decarbonization Transition Leaders ETF); and

WHEREAS, Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Effective as of August 9, 2022, Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TIDAL ETF TRUST		TOROSO INVESTMENTS, LLC
on behalf of its series listed on Amended Schedule A

By:	/s/ Eric Falkeis	By:	/s/ Dan Carlson
Name:	Eric W. Falkeis	Name:	Daniel H. Carlson
Title:	President	Title:	Chief Financial Officer

Amended Schedule A

to the

Investment Advisory Agreement

by and between

Tidal ETF Trust and

Toroso Investments, LLC

Fund Name	Advisory Fee
SoFi Smart Energy ETF	0.59%